Exhibit 4.4

EXECUTION VERSION

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAWS.

WARRANT TO PURCHASE COMMON STOCK

Company:	WHALE SHARK MEDIA, INC., a Delaware corporation
Number of Shares:	1,831,185 Shares
Class of Stock:	Common Stock, par value $0.001 per share (the “Common Stock”)
Initial Exercise Price:	$0.001 per share
Issue Date:	November 24, 2010
Expiration Date:	November 24, 2020 (Subject to Section 4.2)

THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, Escalate Capital Partners SBIC I, L.P., or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the company (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Exercise of Warrant. The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, on or before the Expiration Date set forth above, in the manner set forth in Section 1.2 below.

1.2 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise or Exchange in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the exchange right set forth in Section 1.3, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.3 Exchange Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time exchange this Warrant, in whole or in part, for a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

1.4 Fair Market Value. For purposes of Section 1.3, fair market value shall be determined as follows:

1.4.1 If Holder elects to exchange this Warrant in connection with the closing of Company’s initial underwritten public offering of its securities to the general public (the “IPO”) pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Act”) and if the Company’s registration statement relating to such IPO has been declared effective by the Securities and Exchange Commission (the “SEC”), the fair market value of the Shares shall be the initial price to the public of the Shares specified in the final prospectus with respect to such IPO.

1.4.2 If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares reported for the business day immediately prior to the date Holder delivers its Notice of Exercise or Exchange to the Company.

1.4.3 In all other cases, the Board of Directors of the Company in its reasonable good faith judgment shall determine the fair market value of the Shares as of the close of business on the business day immediately prior to the date Holder delivers its Notice of Exercise or Exchange to the Company. If Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Holder shall promptly select three independent, nationally recognized investment banking firms and the Company shall select one such firm to determine fair market value. If the fair market value as determined by such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.5 Delivery of Certificate and New Warrant. Promptly after Holder exercises or exchanges this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or exchanged and has not expired, a new Warrant representing the Shares not so acquired.

1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an affidavit of loss and indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at Holder’s expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

1.7 Treatment of Warrant Upon Acquisition.

1.7.1 Acquisition. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license, or other disposition of all or substantially all of the equity, securities or assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s outstanding voting securities immediately prior to the transaction beneficially own less than 50% of the outstanding voting securities of the Company or the successor or surviving entity, as applicable, immediately after the transaction; provided, that none of the following shall be considered an Acquisition: (A) a merger affected exclusively for the purpose of changing the domicile of the Company or (B) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is canceled or converted or a combination thereof.

1.7.2 Assumption of Warrant. If upon the closing of any Acquisition the successor or surviving entity expressly assumes the obligations of the Company pursuant to this

WARRANT TO PURCHASE COMMON STOCK	2

Warrant, then from and after the closing of such Acquisition, this Warrant shall be exercisable for the same securities, cash and property as would be payable for the Shares issuable upon exercise or exchange of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for, or the closing of, the Acquisition. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the successor or surviving entity to assume the obligations of the Company pursuant to this Warrant.

1.7.3 Nonassumption. If upon the closing of any Acquisition Holder has not otherwise exercised this Warrant in full, then Holder, by written notice to the Company, may elect to (a) deem this Warrant to have been automatically exchanged for Shares pursuant to Section 1.3 and thereafter Holder shall participate in the Acquisition as a holder of Shares on the same terms as other holders of the same class of securities of the Company or (b) require the successor or surviving entity or the Company, if the successor or surviving entity does not assume the obligations of this Warrant pursuant to Section 1.7.2, to purchase this Warrant upon the closing of the Acquisition for an amount equal to the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price for such Shares (with the consideration for such purchase to consist of the same securities, cash or property received by other holders of the same class of securities of the Company). For purposes of this Section 1.7.3, the fair market value of the Shares shall be the value assigned to the Shares in the Acquisition.

1.8 Conditional Exercise, Exchange or Sale. Notwithstanding any other provision hereof, the exercise, exchange or sale of this Warrant may at the election of the Holder be contingent upon the Company’s initial public offering or the closing of an Acquisition or other transaction involving the Company, in which case such exercise, exchange or sale shall be deemed to be effective immediately prior to or upon the commencement of the Company’s initial public offering or the closing of the Acquisition or other transaction involving the Company, as applicable.

1.9 Additional Warrants. If the Obligations as defined in that certain Loan and Security Agreement dated as of November 24, 2010, by and among the Company, its Subsidiaries and Holder (as amended, the “Loan Agreement”, and together with the other documents, instruments and agreements executed in connection therewith, the “Loan Documents”) are not repaid in full on or before the third anniversary of the execution of the Loan Agreement, the number of Shares purchasable hereunder shall be increased by 282,285 Shares (subject to adjustment for stock splits, stock dividends and the like), with such additional Shares to be purchasable for consideration per Share equal to the Warrant Price. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Loan Agreement.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Common Stock payable in Common Stock or other securities, or subdivides the outstanding Common Stock into a greater amount of Common Stock, then upon exercise or exchange of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

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2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or exchange of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised or exchanged immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Common Stock is combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the number of Shares shall be proportionately decreased.

2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. Notwithstanding the foregoing, the Company shall not be deemed to have impaired Holder’s rights if it amends its Certificate of Incorporation or stockholders agreements or the holders of the Company’s preferred stock waive any of their rights thereunder, in a manner that does not affect Holder in a manner materially different from the effect that such amendments or waivers have generally on the rights of the holders of the Company’s Common Stock.

2.5 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer or other appropriate officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS.

3.1 Representations and Warranties of the Company. The Company hereby represents and Warrants to the Holder as follows:

3.1.1 All Shares which may be issued upon the exercise or exchange of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.2 The Company’s capitalization table attached to this Warrant as Schedule A is true and complete as of the Issue Date.

WARRANT TO PURCHASE COMMON STOCK	4

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Common Stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least twenty (20) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least twenty (20) days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

3.3 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiqués to all holders of Common Stock, (b) within 120 days after the end of each fiscal year of the Company, annual audited financial statements of the Company certified by independent public accountants of recognized standing selected by the Company, and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise or exchange of this Warrant, the maximum number of Shares issuable upon exercise of this Warrant.

3.5 Compliance with Rule 144. At the written request of the Holder, any time after the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, who proposes to sell Common Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the SEC, the Company shall furnish to the Holder, within thirty (30) days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

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3.6 Representations and Warranties of Holder. The Holder hereby represents, warrants and covenants to the Company as follows:

3.6.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

3.6.2 Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to request additional information necessary to verify any information furnished to the Holder or to which the Holder has access.

3.6.3 Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

3.6.4 Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

3.6.5 The Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered un the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless one or more exemptions from such registration and qualification are otherwise available.

3.6.6 Market Stand-Off Agreement. The Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, for up to 180 days following the effective date of a registration statement of the Company filed under the Securities Act in the event of the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to 15 days if the Company issues or proposes to issue an earnings or other public release within 15 days of the expiration of the 180-day lockup period, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable

WARRANT TO PURCHASE COMMON STOCK	6

(directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided, that:

(i) such agreement shall not apply to (x) transactions with affiliates, donees or partners of the Holder who agree to be similarly bound, (y) the sale of shares to an underwriter pursuant to an underwriting agreement;

(ii) all executive officers and directors of the Company and holders of at least 1% of the Company’s voting securities are bound by and have entered into similar agreements;

(iii) if any of the above restrictions are waived or terminated with respect to any party, the restrictions on the Holder shall be waived or terminated to the same extent; and

(iv) such agreement shall not apply to any Common Stock acquired after the effective date of such Registration Statement, unless Otherwise requested by the underwriters.

The obligations described in this Section 3.6.6 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 3.6.6 and to impose stop-transfer instructions with respect to the Common Stock and such other shares of stock of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The underwriters of any such offering are intended third-party beneficiaries of this Section 3.6.6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters of any such offering that are consistent with this Section 3.6.6 or that are necessary to give further effect hereto.

ARTICLE 4. MISCELLANEOUS.

4.1 Registration Rights. If at any time the Company shall determine to register for its own account or the account of others under the Act, (including without limitation in connection with (i) its IPO or (ii) any demand registration initiated by any other shareholder of the Company) any shares of Common Stock (other than a registration statement on Form S-4 of S-8 (or any substitute form that may be adopted by the SEC)), then the Holder shall have the opportunity to register such number of Shares as it may request in writing to the Company, subject in all events to the priority of any previously granted registration rights and any related consents of the holders thereof and any cut backs mandated by underwriters.

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4.2 Term. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this Warrant has not been exercised prior to the Expiration Date and the fair market value of a Share as of the Expiration Date (determined in accordance with Section 1.4) is greater than the Warrant Price, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” exercise pursuant to Section 1.3.

4.3 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND OTHER APPLICABLE LAWS OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER.

4.4 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably acceptable to the Company, as reasonably requested by the Company).

4.5 Transfer Procedure. Subject to the provisions of Section 4.4, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates at any time with prior written notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises the Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

4.6 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from

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time to time. Effective upon receipt of the fully executed Warrant, notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Escalate Capital Partners SBIC I, L.P. 150 Almaden Blvd. Suite 925 San Jose, CA 95113 Attn: Simon James Fax: (408)200-0099

And to:	Escalate Capital Partners SBIC I, L.P. 300 West Sixth Street, Suite 2250 Austin, Texas 78701 Attn: Tony Schell Fax: (512)651-2105

with a copy to:	Patton Boggs LLP 2000 McKinney Avenue, Suite 1700 Dallas, Texas 75201 Attn: David McLean Fax: (214)758-1550

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

Whale Shark Media, Inc. 515 South Congress Ave., #700 Austin, Texas 78704 Attn: Chief Financial Officer Fax: (512)777-2870

with a copy to:	DLA Piper LLP (US) 401 Congress Ave., Suite 2500 Austin, Texas 78704 Attn: Samer Zabaneh Fax: (512)457-7001

4.7 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.8 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

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4.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.10 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

[Signature page follows.]

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The Company has caused this Warrant to be duly executed and delivered as of the Issue Date specified above.

WHALE SHARK MEDIA, INC.

By:	/s/ Cotter Cunningham
Name:	Cotter Cunningham
Title:	President

ESCALATE CAPITAL PARTNERS SBIC I, L.P., a Delaware limited partnership

By:	Escalate SBIC Capital Management, LLC, its general partner

By:	/s/ Ross Cockrell
Name:	Ross Cockrell
Title:	Member

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering Warrants must sign the Warrant

WHALE SHARK MEDIA, INC.

[Signature Page to Common Stock Warrant]

APPENDIX I

NOTICE OF EXERCISE

1. The undersigned hereby elects to (check applicable blank below):

______	purchase Shares of the Common Stock of WHALESHARK MEDIA, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the Warrant Price of such Shares in full; or

______	exchange the attached Warrant for Shares in the manner specified in the Warrant. This exchange is exercised with respect to of the Shares covered by the Warrant.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Attn:

Or Registered Assignee

3. The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

or Registered Assignee

(Signature)

(Date)

Schedule A

Capitalization

WSM - Pro Forma Cap Table

Holder	Common Shares	Series B-1	Series B-2	CSEs	% FD
Austin Ventures	0	35,340,973	29,307,695	64,648.668	45.9%
Norwest	0	0	34,328,193	34,328,193	24.4%
Adams Street	0	0	10,298,458	10,298,458	7.3%
RMN Founders	0	0	17,164,096	17,164,096	12.2%
Escalate (1)	1,831,185	0	0	1,831,185	1.3%
Employees / Option Pool	9,755,753	1,922,190	0	11,677,943	8.3%
Other	125,835	56,535	729,474	911,844	0.6%

Total	11,712,773	37,319,698	91,827,916	140,860,387	100.0%

Note:	Subject to the Board of Directors approving the purchase of an acquisition, Norwest, Adams Street, Austin Ventures (based on their additional $8.0 million investment) and all other Srs B-2 Investors shall have the right to purchase additional Series B-2 Preferred shares at a price equal to the Original Purchase Price or B-3 Proffered Shares at an agreed upon multiple of TTM EBITDA. Investors shall have the right to purchase an amount equal to 25% of their initial Srs B-2 investment.

(1)	Represents warrants associated with Escalate debt financing. If any portion of the Escalate Loan remains outstanding on the third anniversary of the closing of the loan. Escalate will receive additional common stock warrants for 0.20% of the fully diluted shares.